Exhibit (2)(a)(5)

AMENDMENT NO. 1 TO THE

DECLARATION OF TRUST

OF

CARLYLE CREDIT INCOME FUND

This Amendment No. 1, dated as of November 28, 2023 (this “Amendment”), amends that certain Amended and Restated Declaration of Trust, dated July 14, 2023 (the “Amended and Restated Declaration of Trust”), as supplemented by that certain Supplement to the Amended and Restated Declaration of Trust, dated as of October 24, 2023 (the “Supplement”, and, collectively with the Amended and Restated Declaration of Trust, as further restated, amended or supplemented from time to time, the “Declaration of Trust”), of Carlyle Credit Income Fund, a Delaware statutory trust (the “Fund”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Declaration of Trust.

WHEREAS, the Trustees of the Fund previously designated a series of 1,380,000 preferred shares of beneficial interest as the Series A Preferred Shares due 2028 (the “Series A Preferred Shares”); and

WHEREAS, pursuant to Section 7.1 of the Supplement, the Trustees of the Fund wish to designate additional preferred shares of beneficial interest as Series A Preferred Shares.

NOW, THEREFORE, the Declaration of Trust is amended as follows:

1.    Amendment to Section 1.1 of the Supplement. The Supplement is hereby amended by deleting Section 1.1 thereof in its entirety and inserting in lieu thereof the following:

“1.1     A series of 2,080,000 preferred shares of beneficial interest are hereby designated as the Series A Preferred Shares due 2028 (the “Series A Preferred Shares”). Each Series A Preferred Share shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in this Supplement. The Series A Preferred Shares shall constitute a separate series of Shares (as defined below) and each Series A Preferred Share shall be identical. No fractional Series A Preferred Share shall be issued. Each certificate representing Series A Preferred Shares shall be substantially in the Form of Exhibit A.”

2.    Entire Agreement. Except as amended herein, the Declaration of Trust shall remain in full force and effect.

3.    Counterparts. This Amendment may be executed manually or by email, facsimile or otherwise in one or more counterparts, each of which shall be deemed an original, but which shall together constitute one and the same document.

4.    Effective Date. This Amendment shall be effective as of the date first set above.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

CARLYLE CREDIT INCOME FUND

By:	/s/ Lauren Basmadjian
Name: Lauren Basmadjian
Title: Principal Executive Officer, Trustee and
Chair of the Board

By:	/s/ Mark Garbin
Name: Mark Garbin
Title: Trustee

By:	/s/ Sanjeev Handa
Name: Sanjeev Handa
Title: Trustee

By:	/s/ Brian Marcus
Name: Brian Marcus
Title: Trustee

By:	/s/ Joan McCabe
Name: Joan McCabe
Title: Trustee

Signature Page to Amendment No. 1 to the Amended and Restated Declaration of Trust